SEQUENOM DRAFT SEPTEMBER 8, 2014
CONFIDENTIAL DRAFT FOR DISCUSSION UNDER RULE 408
SUBJECT TO REVIEW AND APPROVAL BY ALL PARTIES AND THEIR COUNSEL

SETTLEMENT AGREEMENT By and among Illumina Inc., Sequenom, Inc., Sequenom Center for Molecular Medicine, LLC, and Verinata Health, Inc. Dated as of December 2, 2014

SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (“Agreement”) is made and entered into as of 11:59 P.M. Pacific Time on December 2, 2014 (such date at such time the “Effective Date”), BY AND AMONG:
Illumina Inc., a Delaware corporation, having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”),
Sequenom, Inc., a Delaware corporation, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (on its own behalf, and as successor in interest to the Isis Patents (as defined below), “Sequenom”),
Sequenom Center for Molecular Medicine, LLC, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (“Sequenom LLC”), and
Verinata Health, Inc., a wholly-owned subsidiary of Illumina having a place of business at 800 Saginaw Dr., Redwood City, CA 94063 (“Verinata”) (each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, there is currently pending in United States District Court for the Northern District of California Verinata Health, Inc. et al. v. Sequenom, Inc. et al., 3:12-cv-00865-SI, (the “Federal Litigation”), between Verinata and Trustees of Leland Stanford Junior University (“Stanford”), on the one hand, and Sequenom, Sequenom LLC, the Chinese University of Hong Kong (“CUHK”) and Isis (as defined below), on the other hand;
WHEREAS, there is currently pending in United States Court of Appeals for the Federal Circuit Ariosa Diagnostics, Inc., et al. v. Sequenom, Inc. et al., Docket Nos. 14-1139, -1142, -1144 (the “Federal Appeal”), between Ariosa Diagnostics, Inc. (“Ariosa”), Natera, Inc. (“Natera”), Verinata, DNA Diagnostics Center, Inc. (“DNA Diagnostics”), and Stanford, on the one hand, and Sequenom, Sequenom LLC, and Isis, on the other hand;
WHEREAS, there are currently pending before the United States Patent and Trademark Office, Patent Trial & Appeal Board (“USPTAB”), or on appeal in the Federal Litigation from a decision of the USPTAB, Patent Interference Nos. 105,920, 105,922, 105,923 and 105,924 (the “Interferences”) relating to certain patents and patent applications of Stanford and CUHK;
WHEREAS, there are currently pending before the USPTAB Inter Partes Review proceeding Case No. IPR2013-00390 (the “IPR”) in response to a petition filed by Sequenom to cancel as unpatentable one or more claims of United States Patent No. 8,195,415, assigned to Stanford; and
WHEREAS, each Party desires, solely as between or among the Parties, to settle the Federal Litigation, the Federal Appeal and the IPR (the “Disputes”) to which it is a party, and all Parties mutually acknowledge and agree that the terms hereof are intended as a final settlement and compromise of disputed claims and that nothing in this Agreement shall be deemed as an admission under any of the Disputes by any Party for any purpose.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the Parties, intending to be legally bound, agree as follows:
1.DEFINITIONS AND INTERPRETATION

1.1	Definitions. For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1.1
“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made and only for so long as that Person is so affiliated. For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.1.2	“Agreement” has the meaning set forth in the preamble.

1.1.3	“Amended and Restated Sale and Supply Agreement” means the Amended and Restated Sale and Supply Agreement dated as of the Effective Date, between Illumina and Sequenom.

1.1.4
“Ancillary Agreement” means any agreement that is executed and delivered pursuant to the terms of this Agreement, including any agreement the execution and delivery of which is a condition precedent to the effectiveness of this Agreement, including as stated in Article 5 herein.

1.1.5	“Business Day” means all days other than Saturdays, Sundays or a national or local holiday recognized in the United States or Hong Kong.

1.1.6
“Challenge” means (a) to assert in any patent office, court or other competent governmental authority that any Pooled Patent or claim thereof is invalid or unenforceable, (b) to challenge the ownership, inventorship, validity, enforceability or scope of any Pooled Patent or claim thereof in any patent office, court or other competent governmental authority, (c) to seek from, request from, or otherwise take any action in or with any patent office, court or other competent governmental authority that results in the declaration, consideration, initiation or continuation of an interference or derivative proceeding, opposition, reexamination, post-grant review or inter partes review, opposition, nullity action (or their equivalents in any jurisdiction) of any Pooled Patent or any claim therein, or (d) to directly or indirectly assist or cooperate with any other Person to do any of the foregoing.

1.1.7
“Claims” means, collectively, all losses, liabilities, damages, costs and expenses of any type or nature whatsoever, and all claims, demands, suits, actions, causes of action or other proceedings of any type or nature whatsoever relating thereto.

1.1.8	“Court of Appeals” has the meaning set forth in Section 2.2.2.

1.1.9	“CUHK Licenses” means the CUHK 2008/2011 Licenses and the CUHK 2014 Licenses:

1.1.10
“CUHK 2008/2011 Licenses” means (a) that license agreement between CUHK and Sequenom, titled License Agreement, No TS094849 effective as of September 16, 2008; (b) that license agreement between CUHK and Sequenom, titled License Agreement, No TS116378 effective as of May 3, 2011; and (c) that license agreement between CUHK and Sequenom, titled License Agreement, No TS116379 effective as of May 3, 2011, as each of (a) and (b) and (c) is amended as of the Effective Date, and transferred by Sequenom to Illumina by assignment and novation as of the Effective Date.

1.1.11
“CUHK 2014 Licenses” means (a) that license agreement between CUHK and Illumina, titled License Agreement, No TS148570 effective as of the Effective Date, pursuant to which CUHK grants to Illumina certain licenses and other rights related to the inventions and other technology described in CUHK’s University Docket No. 10/MED/401/ITF and (b) that license agreement between CUHK and Illumina, titled License Agreement, No TS148571 effective as of the Effective Date pursuant to which CUHK grants to Illumina certain licenses and other rights related to the inventions and other technology described in CUHK’s University Docket No. 11/MED/403.

1.1.12	“District Court” has the meaning set forth in Section 2.1.1.

1.1.13	“Effective Date” has the meaning set forth in the preamble.

1.1.14	“Existing Illumina Litigant” has the meaning set forth in Section 4.1.2.

1.1.15	“Existing Sequenom Litigant” has the meaning set forth in Section 4.1.1.

1.1.16	“Federal Appeal” has the meaning set forth in the recitals.

1.1.17	“Federal Appeal Party” refers to Verinata, Sequenom or Sequenom LLC individually, and “Federal Appeal Parties” refers to Verinata, Sequenom, and Sequenom LLC collectively.

1.1.18	“Federal Indicative Motion” has the meaning set forth in Section 2.2.1.

1.1.19	“Federal Litigation” has the meaning set forth in the recitals.

1.1.20	“Federal Litigation Dismissal One” has the meaning set forth in Section 2.1.1.

1.1.21	“Federal Litigation Party” refers to Verinata, Sequenom, Sequenom LLC individually, and “Federal Litigation Parties” refers to Verinata, Sequenom, Sequenom LLC collectively.

1.1.22	“Illumina Covered Party” has the meaning set forth in Section 4.1.1.

1.1.23
“Illumina In-Licensed Patents” means all Patents in-licensed by Illumina or its Affiliates under, and as set forth in, the Stanford License, the MGH License, excluding the Type 2 Patent Rights defined and as set forth in the MGH License and, on and after the Effective Date, the CUHK Licenses. The Illumina In-Licensed Patents as of the Effective Date are set forth on Annex II, provided that on and after the Effective Date, the Patents set forth on Annex IV (in-licensed by Sequenom from CUHK) shall be deemed added to Annex II, and Annex IV shall be deemed to no longer include any Patents.

1.1.24
“Illumina Owned Patents” means, collectively, (a) those United States and foreign patents and patent applications, including provisional applications, owned by Illumina or its Affiliates set forth on Annex I, (b) all divisional, continuation, continuation-in-part, and substitute applications of any of the patents or patent applications set forth in the foregoing clause (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents and (e) any equivalents of any of the foregoing in clauses (a), (b), (c) and (d) in any jurisdiction.

1.1.25	“Illumina Patent Party” has the meaning set forth in Section 4.1.2.

1.1.26	“Illumina Patents” means, collectively, the Illumina In-Licensed Patents and Illumina Owned Patents.

1.1.27
“Illumina Sequencing Products” refers to any and all consumables, reagents, instruments, software and accessories commercialized by Illumina or its Affiliates for use in the nucleic acid sequencing workflow. For the avoidance of doubt, Illumina Sequencing Products include products for library preparation, sequencing, and analysis of sequencing data.

1.1.28	“Interferences” has the meaning set forth in the recitals.

1.1.29	“IPR” has the meaning set forth in the recitals.

1.1.30	“Isis” means Isis Innovation Limited, having a place of business at Ewert House, Ewert Place, Oxford OX2 7SG, United Kingdom.

1.1.31
“Isis License” means that license agreement between Isis and Sequenom, titled Exclusive License of Technology, effective as of October 14, 2005, and as amended on October 19, 2006 (1st amendment), November 5, 2007 (2nd amendment), November 3, 2009 (3rd amendment), November 29, 2012 (4th amendment), the letter amendment dated 26 October 2012, as further amended prior to the Effective Date, and which was terminated on or before the Effective Date.

1.1.32
“Isis Patents” means the Patents originally owned by Isis and licensed by Isis to Sequenom under the Isis License, and that were sold, assigned and transferred to Sequenom before the Effective Date. The Isis Patents are set forth on Annex III.

1.1.33	“MGH” means The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital.

1.1.34
“NIPT” means in vitro cell-free nucleic acid-based non-invasive prenatal testing (including, without limitation, testing by massively parallel sequencing or digital PCR) of a biological sample (including but not limited to plasma, serum, whole blood, and urine) obtained from a pregnant woman, excluding oncology testing.

1.1.35
“NIPT IVD Product” means a distributable in vitro diagnostic device that has either (a) received applicable Regulatory Approval for sale and use to conduct or perform (in whole or in part) NIPT or (b) is otherwise particularly labeled and marketed for use to conduct or perform NIPT (in whole or in part,) excluding from (a) and (b) general purpose products and components labeled for research use only. For the purposes of this Agreement, an item is distributable if it is distributed on tangible medium or if accessed remotely (e.g., available in the cloud).

1.1.36
“NIPT LDT Test” means a non-distributable in vitro test (including a Site-specific IVD) performed in a clinical laboratory to conduct or perform NIPT, excluding all NIPT IVD Products, but in all cases (other than Site-specific IVD tests), whether or not the test requires Regulatory Approval for sale or use before or after the Effective Date. As of the Effective Date, NIPT LDT Tests include, without limitation, the verifi® test that is performed by Illumina and its Affiliates and the MaterniT21® test and VisibiliT™ test that is performed by Sequenom and its Affiliates.

1.1.37	“Party” and “Parties” have the meanings set forth in the first paragraph, above.

1.1.38
“Patent” means (a) any United States or foreign issued patent or pending patent application, including provisional application, together with (b) all divisional, continuation, continuation-in-part, and substitute applications of any such patent or patent application set forth in the foregoing clause (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, and (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents and any foreign equivalents of any of the foregoing.

1.1.39
“Person” means any individual, corporation, partnership, firm, company, joint venture, association (including trust association), joint-stock company, limited liability company, trust, unincorporated organization, governmental body, organization or other entity.

1.1.40	“Pooled Patents” means the Illumina Patents and the Sequenom Patents.

1.1.41	“Pooled Patents Agreement” means the Pooled Patents Agreement dated as of the Effective Date, between Illumina and Sequenom.

1.1.42
“Regulatory Approval” means any governmental approvals, licenses, registrations, clearances or authorizations necessary for the marketing, sale, or use of an in vitro diagnostic device; provided that, (a) in the United States, as of the Effective Date Regulatory Approval is only that sought from the Federal Food and Drug Administration, (b) in the European Union, as of the Effective Date Regulatory Approval is only that sought through compliance with the In Vitro Diagnostic Medical Devices Directive (which on the Effective Date is Directive 98/79/EC) and (c) in jurisdictions not requiring any governmental approvals, licenses, registrations, clearances or authorizations for the marketing, sale, or use of an in vitro diagnostic device, Regulatory Approval shall be deemed to have been provided for a particular in vitro diagnostic device upon the first commercial sale or marketing of that in vitro diagnostic device if that in vitro diagnostic device would require Regulatory Approval in the United States if marketed in the United States.

1.1.43	“Sample Agreement” means the Sample Transfer Agreement made and entered into as of the Effective Date, between Illumina and Sequenom.

1.1.44	“Sequenom Covered Party” has the meaning set forth in Section 4.1.2.

1.1.45
“Sequenom In-Licensed Patents” means all Patents in-licensed by Sequenom or its Affiliates immediately prior to the Effective Date under, and as set forth in, the CUHK Licenses (2008/2011). The Sequenom In-Licensed Patents immediately prior to the Effective Date are set forth on Annex IV, provided that on and after the Effective Date, the Patents set forth on Annex IV shall be deemed added to Annex II, and Annex IV shall be deemed to no longer include any Patents.

1.1.46
“Sequenom Owned Patents” means collectively, (a) those United States and foreign patents and patent applications and provisional applications owned by Sequenom or its Affiliates set forth on Annex III, and (solely if and to the extent Sequenom owns and has the right to grant licenses under the Lapidus Patents) the Lapidus Patents on Annex V, (b) all divisional, continuation, continuation-in-part, and substitute applications of any of the patents or patent applications set forth in the foregoing clause (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents, and (e) any equivalents of any of the foregoing in clauses (a), (b), (c), and (d) in any jurisdiction.

1.1.47	“Sequenom Patent Party” has the meaning set forth in Section 4.1.1.

1.1.48	“Sequenom Patents” means, collectively, the Sequenom In-Licensed Patents, Isis Patents and Sequenom Owned Patents.

1.1.49
“Site-specific IVD” means a non-distributable in vitro diagnostic test that received Regulatory Approval for sale or use, which Regulatory Approval in the United States is pursuant to 21 CFR 814 or 21 CFR 807 Subpart E.

1.1.50	“Third Party” means any Person that is not a Party to this Agreement and is not an Affiliate of a Party to this Agreement.

1.1.51	“United States” means the United States of America and its territories and possessions.

1.1.52	“USPTAB” has the meaning set forth in the recitals.

1.2	Interpretation. This Agreement (including the Recitals) shall be interpreted and construed pursuant to the following rules of interpretation and construction:

1.2.1	all references to a particular Clause or Schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	words importing the masculine gender shall include the feminine;

1.2.4	the words “include”, “included”, “including” and “in particular” or any similar expression are to be construed as illustrative and without limitation to the generality of the preceding words;

1.2.5	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation; and

1.2.6
all references in this Agreement to “Illumina Patent” or “Illumina Patents” or to “Sequenom Patent” or “Sequenom Patents” is a reference to the defined terms, and is not a reference to all Patents of Illumina or all Patents of Sequenom.

2.    SETTLEMENT OF FEDERAL LITIGATION AND FEDERAL APPEAL.

2.1	The Federal Litigation Parties agree that:

2.1.7
Within three (3) Business Days after the Effective Date, the Federal Litigation Parties jointly shall execute (or cause their respective attorneys of record to execute) and file with the United States District Court for the Northern District of California (the “District Court”) a Stipulation and [Proposed] Order Dismissing Certain Claims and Counterclaims Regarding U.S. Patent Nos. 7,888,017, 8,008,018 and 8,195,415 Pursuant To Rule 41, together with the related form of order, in the form and substance as set forth in Schedule 2.1.1 attached hereto (the “Federal Litigation Dismissal One”).

2.1.8
Without limiting the foregoing, the Federal Litigation Parties shall cooperate and take such further actions as necessary to effectuate the dismissal of the Federal Litigation with prejudice on the terms and conditions set forth in Federal Litigation Dismissal One, with each Federal Litigation Party to bear its own costs and attorneys’ fees for the Federal Litigation.

2.1.9
Notwithstanding the Federal Litigation Dismissal One, there shall be no dismissal of Claims V, VI, and VII of the First Supplemental Complaint in the Federal Litigation, and any related counterclaims, directed to appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924.

2.2	The Federal Appeal Parties agree that:

2.2.1
Within three (3) Business Days after the Effective Date, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the District Court a Joint Stipulated Motion For Indicative Ruling Pursuant To Rule 62.1, together with the related form of order, in the form and substance as set forth in Schedule 2.2.1 attached hereto (the “Federal Indicative Motion”).

2.2.2
Within three (3) Business Days after the District Court issues an order granting the Federal Indicative Motion, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the United States Court of Appeals for the Federal Circuit (the “Court of Appeals”) the Joint Motion For Remand Following District Court’s Indicative Ruling Pursuant To FRAP Rule 12.1(b), together with the related form of order, in the form and substance as set forth in Schedule 2.2.2 (the “Federal Remand Motion”) to remand to the District Court all of the Federal Appeal Parties’ respective appeal claims, counterclaims and affirmative defenses with respect to the Federal Appeal Litigation, but only to the extent such appeal claims, counterclaims and affirmative defenses are between or among the Federal Appeal Parties.

2.2.3
Within three (3) Business Days after the Court of Appeals grants the Federal Remand Motion and remands the case to the District Court, and simultaneous with the filing called for in Section 2.2.4, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the District Court the Joint Stipulated Motion For Vacatur Of Docket No. 150 Pursuant To Rule 60(b), together with the related form of order, in the form and substance as set forth in Schedule 2.2.3 (“Federal Vacatur Motion”) to vacate the District Court judgment that is Docket No. 150.

2.2.4
Within three (3) Business Days after the Court of Appeals grants the Federal Remand Motion and remands the case to the District Court, and simultaneous with the filing called for in Section 2.2.3, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the District Court the Stipulation and [Proposed] Order Dismissing Certain Claims and Counterclaims Regarding U.S. Patent No. 6,258,540 Pursuant to Rule 41, in the form and substance as set forth in Schedule 2.2.4 (the “Federal Litigation Dismissal Two”), to dismiss with prejudice all remaining claims, counterclaims, and affirmative defenses in the Federal Litigation related to the ‘540 patent.

2.3	The Federal Appeal Parties further agree that:

2.3.1
Notwithstanding anything to the contrary herein, nothing in this Agreement or otherwise is intended to or shall dismiss or alter any claim, counterclaim or affirmative defense made by Sequenom, Sequenom LLC or Isis with respect to Ariosa Diagnostics, Inc., Natera, Inc. or DNA Diagnostics Center, Inc. with respect to the ‘540 patent or any pending or future appeal of any such claim, counterclaim or affirmative defense.

2.3.2
After the Effective Date, except as otherwise expressly set forth above or as required by law, Verinata shall not take any further action in the Federal Appeal, and without limiting the generality of the foregoing, Verinata shall not cooperate further with Ariosa Diagnostics, Inc., Natera, Inc. or DNA Diagnostics Center, Inc. with respect to oral argument, motions, supplemental briefing, litigation, strategy, or further appeals. Subject to all of the parties’ obligations set forth in Section 2.2 above, and at a time mutually agreeable to Verinata and Sequenom, Verinata shall be permitted to notify the Court of Appeals for the Federal Circuit that the Parties have settled their dispute with respect to the ‘540 patent and that Verinata will not be taking further action in the Federal Appeal. Sequenom agrees that it will not unreasonably withhold, condition or delay its consent to Verinata providing the Federal Circuit with said notification, and will allow Verinata to promptly notify the Federal Circuit that Verinata will not be participating in the appeal.

2.3.3
The Federal Appeal Parties shall take all reasonable steps to ensure that Sequenom and Sequenom LLC are able to maintain all such claims, counterclaims, and affirmative defenses set forth in Section 2.3.1 against any claim of estoppel or otherwise which would prevent a resolution of the Federal Appeal in its entirety on the merits by the Court of Appeals or Supreme Court.

2.4
The Federal Litigation Parties further agree that if the District Court does not grant the Federal Indicative Motion, or if the Court of Appeals does not grant the Federal Remand Motion, the following steps shall be taken:

2.4.1	Verinata shall allow the Federal Appeal to proceed without actively participating in compliance with Section 2.3.

2.4.2
After final disposition of the Federal Appeal including any petitions for en banc or Supreme Court review and within three (3) Business Days after the Court of Appeals has issued a final remittitur to the District Court, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the Federal Litigation Dismissal Two to dismiss with prejudice all remaining claims, counterclaims, and affirmative defenses in the Federal Litigation related to the ‘540 patent, with each Federal Appeal Party to bear its own costs and attorneys’ fees.

2.5
The Federal Litigation Parties further agree that if, after the Effective Date but before the Federal Litigation Parties have completed the steps set forth in Sections 2.1 and 2.2, the Court of Appeals remands the Federal Litigation Parties’ dispute over the ’540 patent to the District Court, including after the final disposition of any petitions for en banc or Supreme Court review of the Federal Appeal by Sequenom, then within three (3) Business Days after the Court of Appeals has issued a final remittitur to the District Court, the Federal Appeal Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the Federal Litigation Dismissal Two to dismiss with prejudice all remaining claims, counterclaims, and affirmative defenses in the Federal Litigation related to the ‘540 patent, with each Federal Appeal Party to bear its own costs and attorneys’ fees.

2.6
As a condition precedent to the effectiveness of this Agreement, (a) Stanford shall have duly executed and delivered the acknowledgement and consent, in the form and substance set forth in Schedule X attached hereto, authorizing counsel representing both Verinata and Stanford in the Federal Litigation and Federal Appeal to duly execute, and file in the appropriate court, the various Schedules to this Agreement jointly on behalf of Stanford and Verinata, and (b) the Conditions (as defined in Schedule X) shall have been met literally and in their entirety.

2.7
Within two (2) Business Days after the Effective Date, the Federal Litigation Parties shall jointly execute (or cause their respective attorneys of record to execute) and file with the District Court a Joint Stipulation and [Proposed] Order Dismissing With Prejudice ISIS Innovation Limited as Nominal Defendant in the form and substance as set forth in Schedule 2.7 attached hereto.

3.    SETTLEMENT OF THE USPTAB PROCEEDINGS

3.1
Sequenom shall take no action in the IPR, directly or indirectly, including in any appeal therefrom. Without limitation, Sequenom shall not file a notice of appeal or request for reconsideration of the final written decision in the IPR.

4.    RELEASES

4.1	Releases

4.1.4
Release to Illumina Covered Parties In consideration of the releases and other provisions contained in this Agreement, Sequenom and each of the Sequenom Affiliates (including Sequenom LLC) (each a “Sequenom Patent Party” and collectively the “Sequenom Patent Parties”), on behalf of itself and its predecessors, successors and assigns, intending to be legally bound, hereby fully, finally and irrevocably releases, acquits and discharges each and every Illumina Covered Party from any and all Claims (including infringement claims) whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which any such Sequenom Patent Party ever had, now have, or hereafter can, shall or may claim to have that arise, or are based on facts that arise or events that occur, prior to or on the Effective Date (but not thereafter), in each case to the extent resulting from the research, development, making, use, offer for sale, distribution, marketing, sale, export, or import on or before the Effective Date (but not thereafter) of (a) Illumina Sequencing Products to perform NIPT, (b) NIPT LDT Tests, or (c) NIPT IVD Products. The following Persons are collectively the “Illumina Covered Parties” and each is individually an “Illumina Covered Party”:

(i)	Illumina and Illumina’s Affiliates (including Verinata) and their respective predecessors;

(ii)	Licensors of Patents and technology to Illumina and Illumina Affiliates for NIPT, solely to the extent acting in such capacity (including Stanford and MGH);

(iii)
any Third Party that is a party with Illumina or an Illumina Affiliate to a written agreement under which the Third Party receives from Illumina or its Affiliates certain know how and transfer of technology, and is expressly authorized or licensed thereunder by Illumina or an Illumina Affiliate to use same to perform an NIPT LDT Test that is the same or substantially similar to the Illumina verifi® test, solely to the extent acting in such capacity;

(iv)
any Third Party that is a party with Illumina or an Illumina Affiliate to a written agreement under which the Third Party is expressly authorized or licensed by Illumina or an Illumina Affiliate to perform NIPT LDT Tests under any Illumina Patent, including any such Third Party that purchases Illumina Sequencing Products and is so authorized to use such products to perform NIPT LDT Tests under any Illumina Patent, solely to the extent acting in such capacity (as “Illumina Patent” is defined in this Agreement);

(v)
any Person that directly or indirectly orders or purchases an NIPT LDT Test performed by Illumina or an Illumina Affiliate, or performed by an authorized Third Party described in (iii) or (iv), solely to the extent acting in such capacity;

(vi)
any Person that is authorized by Illumina or an Illumina Affiliate to manufacture, sell, resell, market or distribute any Illumina Sequencing Product to perform NIPT, or expressly authorized in writing by Illumina or an Illumina Affiliate to sell or market any NIPT LDT Test performed by Illumina or an Illumina Affiliate, solely to the extent acting in such capacity; and

(vii)	any Person that assists Illumina or an Illumina Affiliate in the development of an Illumina Sequencing Product, an NIPT LDT Test, or an NIPT IVD Product, solely to the extent acting in such capacity, provided that (a) any and all Third Parties in litigation over a Pooled Patent with Sequenom or a Sequenom Affiliate, as of the Effective Date, (each an “Existing Sequenom Litigant”) are expressly excluded from the definition of Illumina Covered Party(ies) for the purpose of this release and all such Existing Sequenom Litigants are not released, acquitted or discharged by any Sequenom Patent Party from any Claims made or that could have been made, (b) any and all Claims for infringement of any Patents licensed by Boston University to Sequenom as of the Effective Date are expressly excluded from this release and Illumina Covered Parties are not released, acquitted or discharged from any such Claims made or that could have been made, and (c) any and all Claims directed to, necessary for or relating to Interference No. 105,922 and any appeals related thereto, and appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924 are expressly excluded from this release and Illumina Covered Parties are not released, acquitted or discharged from any such Claims made or that could have been made.

4.1.5
Release to Sequenom Covered Parties. In consideration of the releases and other provisions contained in this Agreement, each of Illumina and Illumina Affiliates (including Verinata) (each an “Illumina Patent Party” and collectively the “Illumina Patent Parties”), on behalf of itself and its predecessors, successors and assigns, intending to be legally bound, hereby fully, finally and irrevocably releases, acquits and discharges each and every Sequenom Covered Party from any and all Claims (including infringement claims) whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which any such Illumina Patent Party ever had, now have, or hereafter can, shall or may claim to have that arise, or are based on facts that arise or events that occur, prior to or on the Effective Date (but not thereafter), in each case to the extent resulting from the research, development, making, use, distribution, offer for sale, sale, export or import on or before the Effective Date (but not thereafter) of NIPT LDT Tests. The following Persons are collectively the “Sequenom Covered Parties” and each is individually a “Sequenom Covered Party”:

(i)	Sequenom and Sequenom’s Affiliates (including Sequenom LLC) and their respective predecessors;

(ii)	Licensors of Patents and technology to Sequenom and Sequenom Affiliates for NIPT, solely to the extent acting in such capacity (including CUHK);

(iii)
any Third Party that is a party with Sequenom or a Sequenom Affiliate to a written agreement under which the Third Party receives from Sequenom or its Affiliates certain know how and transfer of technology, and is expressly authorized or licensed thereunder by Sequenom or a Sequenom Affiliate to use same to perform an NIPT LDT Test that is the same or substantially similar to the Sequenom MaterniT21® test, solely to the extent acting in such capacity;

(iv)
any Third Party that is a party with Sequenom or a Sequenom Affiliate to a written agreement under which the Third Party is expressly authorized or licensed by Sequenom or a Sequenom Affiliate to perform NIPT LDT Tests under any Sequenom Patent (as “Sequenom Patent” is defined in this Agreement), solely to the extent acting in such capacity;

(v)
any Person that directly or indirectly orders or purchases an NIPT LDT Test performed by Sequenom or a Sequenom Affiliate, or performed by an authorized Third Party described in (iii) or (iv), solely to the extent acting in such capacity;

(vi)
any Person that is expressly authorized in writing by Sequenom or a Sequenom Affiliate to sell or market any NIPT LDT Test performed by Sequenom or a Sequenom Affiliate, solely to the extent acting in such capacity; and

(vii)	any Person that assists Sequenom or a Sequenom Affiliate in the development of an NIPT LDT Test, solely to the extent acting in such capacity, provided that (a) any and all Third Parties in litigation over any Pooled Patent with Illumina or an Illumina Affiliate as of the Effective Date (each an “Existing Illumina Litigant”) and Boston University, are expressly excluded from the definition of Sequenom Covered Party(ies) for the purpose of this release and Boston University and all such Existing Illumina Litigants are not released, acquitted or discharged by any Illumina Patent Party from any Claims made or that could have been made, and (b) any and all Claims directed to, necessary for or relating to Interference No. 105,922 and any appeals related thereto, and appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924 are expressly excluded from this release and Sequenom Covered Parties are not released, acquitted or discharged from any such Claims made or that could have been made.

4.1.6
Additional Release by Sequenom Patent Parties to Illumina Patent Parties. In consideration of the releases and other provisions contained in this Agreement, each Sequenom Patent Party, on behalf of itself, and its predecessors, successors and assigns, intending to be legally bound, hereby fully, finally and irrevocably releases, acquits and discharges each and every Illumina Patent Party, and each of their respective predecessors, from any and all Claims (including infringement claims) whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which any Sequenom Patent Party ever had, now have, or hereafter can, shall or may claim to have that arise, or are based on facts that arise or events that occur prior to or on the Effective Date (but not thereafter), in each case to the extent relating to the subject matter of the Disputes or any cross-actions that could have been brought in response thereto, in each case except with respect to the rights and obligations of the Parties under this Agreement and the Ancillary Agreements; provided, however, that any and all Claims directed to, necessary for or relating to Interference No. 105,922 and any appeals related thereto, and appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924 are expressly excluded from this release and Illumina Patent Parties are not released, acquitted or discharged from any such Claims made or that could have been made.

4.1.7
Additional Release by Illumina Patent Parties to Sequenom Patent Parties. In consideration of the releases and other provisions contained in this Agreement, each Illumina Patent Party, on behalf of itself, and its predecessors, successors and assigns, intending to be legally bound, hereby fully, finally and irrevocably releases, acquits and discharges each and every Sequenom Patent Party, and each of their respective predecessors, from any and all Claims (including infringement claims) whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which any Illumina Patent Party ever had, now have, or hereafter can, shall or may claim to have that arise, or are based on facts that arise or events that occur prior to or on the Effective Date (but not thereafter), in each case to the extent relating to the subject matter of the Disputes or any cross-actions that could have been brought in response thereto, in each case except with respect to the rights and obligations of the Parties under this Agreement and the Ancillary Agreements; provided, however, that any and all Claims directed to, necessary for or relating to Interference No. 105,922 and any appeals related thereto, and appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924 are expressly excluded from this release and Sequenom Patent Parties are not released, acquitted or discharged from any such Claims made or that could have been made.

4.1.8
Unknown and Unsuspected Losses. TO THE EXTENT SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, (OR ANY SUCCESSOR LAW OR OTHER SIMILAR LAW IN ANY JURISDICTION) MAY APPLY TO ANY PROVISION OF THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, (OR ANY SUCCESSOR LAW OR OTHER SIMILAR LAW IN ANY JURISDICTION), WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

4.2	No Patent Challenges

4.2.3
No Party shall Challenge, either directly (e.g., by itself) or indirectly (e.g., through an Affiliate, through a “strawman”, or other involvement for or with a Third Party, or otherwise), any Pooled Patent.

4.2.4
The foregoing restriction in Section 4.2.1 shall not apply to the extent any such Challenge (whether direct or indirect) (a) is made in defense of a patent infringement claim, (b) is required to comply with any applicable law, regulation, court or administrative order, or legal or administrative process (and solely to the extent necessary to comply therewith), (c) is directed to, necessary for, or related to appeals pursuant to 35 U.S.C. §146 of the Decisions of the Patent Trial and Appeal Board in Interferences Nos. 105,920, 105,923, and 105,924, (d) is directed to, necessary for or related to Interference No. 105,922 and any related appeals, or (e) is required (solely to the extent required) to comply with express terms of any license to an Illumina In-Licensed Patent (in effect as of and on the Effective Date, including the CUHK Patents).

4.2.5
Subject to the exceptions (a) – (e) stated in Section 4.2.2, each Party agrees that it shall not submit an interfering claim in a Pooled Patent to the United States Patent and Trademark Office without prior consultation between the Party or Parties that own or in-license that Pooled Patent; provided, however, that each Party shall have the right to submit an interfering claim to the United States Patent and Trademark Office without such prior consultation if necessary, for any patent application for which the America Invents Act (“AIA”) does not apply, to meet the requirements of 35 U.S.C. 135(b) as existing prior to the AIA, and the necessity was not known to the submitting Party more than one day prior to the deadline for submission. An interfering claim for purposes of this Agreement is a claim that interferes-in-fact (pursuant to 37 CFR 41.203(a)) with another claim present in a Pooled Patent. Prior to submitting such an interfering claim to the Patent Office, for which consultation between the Parties is required pursuant to this Section 4.2.3, the applicable Parties agree to consult and seek to resolve any dispute regarding the interfering claims through good faith negotiation.

4.2.6	In the event that an interference is declared in the Patent Office between or among any Patents of the Pooled Patents for which the Parties control prosecution:

4.2.6.1
Before any contested motion is proposed or filed, the applicable Parties shall make a good faith effort to resolve the proceedings by exchanging proofs and corresponding materials, and coming to agreement on the disputed issues. If the applicable Parties are unable to agree on the disputed issues within thirty (30) days of exchanging proofs, then the disputed issues shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules, using an arbitrator practicing in the United States. The place of arbitration shall be San Diego, California. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim shall be decided in accordance with the patent laws of the United States, where submission to the arbitrator by the Parties shall be limited to no more than the following: (a) an exchange of a sworn statement from each inventor named in a Patent or an application in dispute; (b) priority evidence, including any corroborating evidence and written fact testimony, including expert testimony, not to exceed ten (10) pages, regarding validity under 35 U.S.C. § 112, including sufficiency of the applicable specification with respect to claim(s)subject to the interference, but not any other expert testimony or cross-examination testimony; (c) a simultaneous exchange of briefs, not to exceed thirty (30) pages per brief, explaining the relevance of the statements and evidence, as well as stating any request(s) for relief, and (d) documents, submissions and other correspondence between a Party and the United States Patent and Trademark Office regarding the claim(s) subject to the interference, including, without limitation, any order, ruling or other determination by the United States Patent and Trademark Office.

4.2.6.2
There will be no hearing unless deemed necessary by the arbitrator for the fair and just administration of the arbitration. Should the arbitrator find in favor of the Junior party with respect to the interference Count(s), then Senior party shall promptly file with the USPTAB a request for adverse judgment in accordance with Patent Office interference rules. Should the arbitrator find in favor of the Senior party, then the Junior party shall promptly file with the USPTAB a request for adverse judgment in accordance with Patent Office interference rules. The Party filing a request for adverse judgment shall be the “Non-Prevailing Party” with respect to the Count; the other Party shall be the “Prevailing Party.”

4.2.6.3	The Parties hereby agree that the applicable Parties shall mutually request with the USPTAB an extension of the any applicable deadlines to adhere to the resolution procedure set forth above.

4.2.6.4
Prior to termination of the interference, the Prevailing Party pursuant to 37 C.F.R. §41.205 shall file the appropriate agreements with the USPTAB accompanied by a request pursuant to 37 C.F.R. §41.205(c) and (d).

4.2.6.5
The Parties agree that a decision of the arbitrator regarding the Count(s) in the Interference shall be final, and the Parties shall not file or request any form of review, reconsideration or appeal thereof. The Parties agree that this procedure for resolving interferences is intended to be compatible with the applicable Patent Office rules and procedures (as set forth in any Standing Order or other orders entered in the interference). In the event any aspect of the procedure set forth herein is not compatible with the Patent Office rules and/or procedures, the Parties agree to confer with each other in good faith in order to reach agreement on any modification of the procedure for resolving an interference necessary for compatibility with the applicable rules and procedures.

4.2.6.6	In the event that the Board disputes resolution as determined by the Parties or arbitrator, the Parties agree to seek to resolve such disputes through good faith negotiation.
5.    CONDITIONS PRECEDENT.
The effectiveness of this Agreement is subject to the satisfaction in full, or the express written waiver by the Parties, of the following conditions precedent:

5.1
The due execution and delivery of the Pooled Patents Agreement and the Ancillary Agreements required to be duly executed and delivered pursuant to the terms thereof, and the satisfaction of the conditions expressly stated to be conditions precedent set forth therein;

5.2
The due execution and delivery of the Amended and Restated Sale and Supply Agreement and the Ancillary Agreements required to be duly executed and delivered pursuant to the terms thereof, and the satisfaction of the conditions expressly stated to be conditions precedent set forth therein;

5.3
The due execution and delivery of the Sample Agreement and the Ancillary Agreements required to be duly executed and delivered pursuant to the terms thereof, and the satisfaction of the conditions expressly stated to be conditions precedent set forth therein; and

5.4	The conditions precedent set forth in Section 2.6.
6.    REPRESENTATIONS AND WARRANTIES.

6.1	Warranties by Each Party. Each Party hereby warrants to each of the other Parties that, as of the Effective Date:

6.1.1	it is duly organized and validly existing under the laws of its place of organization;

6.1.2	it has legal power, authority and right to enter into this Agreement and the Ancillary Agreements to which it is a party;

6.1.3
the execution and performance by it of its obligations hereunder and under the Ancillary Agreements to which it is a party will not constitute a breach of, or conflict with, its organizational documents or any other material agreement or arrangement, whether written or oral, by which it is bound;

6.1.4
it has full power and authority and has taken all action necessary to enter into and perform this Agreement and the Ancillary Agreements to which it is a party, and that this Agreement has been duly authorized, executed, and delivered by that Party;

6.1.5	that this Agreement and each Ancillary Agreement to which it is a party is a valid, binding, and legally enforceable obligation of that Party in accordance with its terms;

6.1.6
it has not previously licensed, assigned, or otherwise conveyed rights in any intellectual property, including any rights to enforce any intellectual property, which license, assignment or other conveyance is materially inconsistent with the terms of, or could otherwise undermine any exclusivity or freedom from Claims set forth in, the terms of this Agreement or any Ancillary Agreement to which it is a party;

6.1.7
except as otherwise disclosed, and memorialized in writing, by Sequenom to Illumina, or by Illumina to Sequenom, prior to or on the Effective Date, it has no knowledge or reasonable belief, without a duty to investigate, that any Person, other than Illumina, Sequenom, CUHK, Stanford, and MGH and any of their Affiliates (a) owns any right, title or interest in a Pooled Patent, or (b) has asserted or alleged that it owns any right, title or interest in a Pooled Patent.

6.2
No Implied Warranties. The warranties provided in this Section 6 are in lieu of any other warranties, express or implied, and save for the warranties in this Section 6 and in any Ancillary Agreement, nothing herein shall be construed as a warranty by any Party of any kind including any implied warranty of fitness for a specific purpose or merchantable quality, all of which are expressly and specifically excluded.

6.3
No Warranties of Intellectual Property Rights. Without limitation to Section 6.2, nothing in this Agreement shall be construed as a warranty given by any Party (a) that any Patent will issue after the Effective Date based upon any pending patent application, or (b) that any issued Patent is or will be valid and enforceable, or (c) that the manufacture, use or sale of any product or the use of any intellectual property will not infringe the Patent or proprietary rights of any Third Party.

6.4
No Further Warranties. No director, officer, employee or agent of any Party or its Affiliates is authorized to make any further warranty to any other Party that is not contained in this Agreement or in any Ancillary Agreement, and each Party acknowledges that it has not entered into this Agreement or any Ancillary Agreement in reliance on any such oral or written warranty that is not contained in this Agreement or in any Ancillary Agreement.

7.    CONFIDENTIALITY

7.1
Confidentiality Obligations. Each Party undertakes that, except as expressly permitted pursuant to this Agreement or the Ancillary Agreements, it shall not, and shall ensure that its Affiliates do not, disclose or permit to be disclosed to any Person (except as expressly permitted herein), or use or permit the use for any purpose other than in performance of its obligations or exercise of its rights under this Agreement or any of the Ancillary Agreements to which it is a party, the terms or conditions of this Agreement or the Ancillary Agreements.

7.2	Permitted Disclosures. Notwithstanding the foregoing, a Party may disclose the terms or conditions of this Agreement as follows:

7.2.1
To its Affiliates, and its and its Affiliates’ respective employees, officers, directors, representatives, and agents who have a reasonable need to know such terms or conditions to perform its obligations or exercise its rights under this Agreement or any of the Ancillary Agreements to which it is a party, provided in each case that such Persons are bound by written confidentiality obligations or, in the case of professional advisers, ethical duties, respecting such disclosures in accordance with the terms of this Agreement;

7.2.2	To Stanford and CUHK;

7.2.3
To a Third Party in connection with (a) an equity investment in such Party, (b) a merger, consolidation, or similar transaction by such Party, or (c) the sale of all or substantially all of the assets of such Party to which this Agreement relates, provided in each case that such Third Party is bound by written confidentiality obligations respecting such disclosures in accordance with the terms of this Agreement;

7.2.4
To governmental authorities in order to gain or maintain approval or authorization to conduct clinical trials or to market products, but such disclosure may be only to the extent reasonably necessary to obtain such approval or authorization;

7.2.5
To the extent that a Party is required to disclose information by applicable law, regulation, rule or order of a governmental agency, a court of competent jurisdiction or any securities exchange on which securities of such Party are listed; provided, however, that such Party (a) promptly gives notice to the Party whose Confidential Information is required to be disclosed in order to allow the other Party whatever opportunity may exist to object to such disclosure or to seek confidential treatment; (b) provides to the other Party reasonable assistance to obtain confidentiality undertakings at such Party’s expense; and (c) only discloses such terms and conditions to the extent so required. In the event this Agreement or an Ancillary Agreement to which two of the Parties are parties is so required to be made public (e.g., SEC filing), the Parties will make reasonable attempts to diligently and in good faith work together to redact this Agreement and any applicable Ancillary Agreement to a mutually acceptable extent and in compliance with the requirement, and in any event the Party required to make the applicable agreement public shall provide the other Parties with a copy of the proposed redaction prior to public disclosure (provided that with respect to Ancillary Agreement, only to the extent any of the other Parties is a party to that Ancillary Agreement.)

7.3
Exclusions from Confidentiality Obligations. The obligations of confidentiality set out in this Clause 7 shall not apply to Confidential Information that is published or becomes generally available to the public other than as a result of a breach of the undertakings hereunder by a Party.

7.4
Publicity. Notwithstanding anything to the contrary in this Agreement, the Parties have mutually agreed on the form of the press release attached hereto as Schedule 7.4, and any Party may disclose free from confidentiality obligations the content of such press release. Except as otherwise required by applicable law, regulation, rule or order of a governmental agency, a court of competent jurisdiction or any securities exchange on which securities of such Party are listed, no Party shall make or cause to be made any disparaging public statement regarding the ownership, scope, validity, inventorship or enforceability of any Pooled Patent without the prior written consent of Sequenom and Illumina.

8.    WAIVER

8.1
No Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorized representative of that Party. In particular, no delay or failure of any Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by any Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

9.    ENTIRE AGREEMENT/AMENDMENT

9.1
Each of the Parties confirms on behalf of itself and its Affiliates that this Agreement, the Schedules attached hereto, and the Ancillary Agreements to which such Party is a party, constitute the entire agreement and understanding between and among the Parties relating to the subject matter of this Agreement, and supersede all prior oral or written understandings, arrangements, representations, negotiations or agreements (which shall cease to have any further force or effect) between or among them relating to the subject matter of this Agreement and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

9.2
Each Party confirms in entering into this Agreement that it has agreed not to rely on any representation (including any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment that is not expressly set out in this Agreement, or the agreements referred to in it to which it is a party, including the Ancillary Agreements, and Schedules attached hereto, made by or on behalf of any other Party before the date of this Agreement including during the course of negotiating this Agreement.

9.3	Nothing in this Article 9 shall limit or exclude any liability for fraud.

9.4
No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing and signed by a duly authorized representative of each Party. In making any such amendment, modification or supplement to this Agreement, the Parties shall consider the implications of any changes to definitions in this agreement that are in-common with any definitions in any Ancillary Agreement to which Illumina and Sequenom are parties and shall give due consideration to changing such definition in such Ancillary Agreements at the same time as they are changed herein, including those definitions set forth in Sections 1.1.1 (Affiliate), 1.1.23 (Illumina In-Licensed Patents), 1.1.24 (Illumina Owned Patents), 1.1.26 (Illumina Patents), 1.1.27 (Illumina Sequencing Products), 1.1.34 (NIPT), 1.1.35 (NIPT IVD Product), 1.1.36 (NIPT LDT Test), 1.1.38 (Patent), 1.1.45 (Sequenom In-Licensed Patents), 1.1.46 (Sequenom Owned Patents), 1.1.48 (Sequenom Patents), and 1.1.49 (Site-specific IVD).

9.5	Each Ancillary Agreement is a separate agreement between or among the parties set forth in each Ancillary Agreement.
10.    NOTICES

10.1
Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by hand, sent by registered or recorded delivery airmail post or an express mail delivery service confirmed by registered or recorded delivery post to the address of the recipient set out in Schedule 10.1 or such other address as a Party may from time to time designate by written notice to the other Party.

10.2	Any notice given pursuant to this Article 10 shall be deemed to have been received:

10.2.1	in the case of delivery by hand, when delivered; or

10.2.2	in the case of sending by mail:

10.2.3	where mailed in the country of the addressee, on the third Business Day following the day of mailing; and

10.2.4	where mailed in any other country, on the seventh Business Day following the day of mailing; or

10.2.5	in the case of an express mail delivery services, on the date printed on the receipt of delivery.
11.    ASSIGNMENT

11.1
No Party shall, without the prior written consent of the other Parties, assign or transfer this Agreement (in whole or in part) or assign, transfer, declare a trust of or dispose of in any manner any of its rights and obligations hereunder to any Third Party, except that Illumina and Sequenom (a) may assign or transfer this Agreement (in whole or in part) to an Affiliate or (b) may assign or transfer this Agreement, in each case together with all the Ancillary Agreements to which it is a party, to a Third Party as part of a merger, sale of stock or shares, or sale of assets in each case relating to the entire business of either Illumina or Sequenom to which this Agreement and the Ancillary Agreements relate, as applicable, in each case without any further consent required of any other Party. A Party assigning its rights and obligations under this Agreement shall provide written notice of such assignment to the other Parties as promptly as practicable following the effectiveness of such assignment, which notice shall include the identity of the Person to whom assignment has been made and a copy of assignment documentation evidencing that such Person has agreed to be bound by all of the terms and conditions of this Agreement upon and after such assignment. Any purported assignment or transfer in violation of this Section 11 shall be null and void ab initio.

11.2
Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assignees.

12.    THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

12.1	None of the provisions of this Agreement or any Ancillary Agreement shall be deemed to:

12.1.1	constitute a partnership, joint venture, or other collaboration between any of the Parties; or

12.1.2	make or provide authority of any Party to act as the agent of any other Party for any purpose except as may be expressly set forth herein or therein.

12.2	No Party shall have any authority to bind any other Party in any way except as expressly provided in this Agreement or any document referred to in it.
13.    FURTHER ASSURANCES
Each of the Parties shall at its own cost, and shall procure that each of its Affiliates that is not a Party shall at that Affiliate’s or such Party’s own cost, execute all such documents and take all such steps and do all such acts or things as may at any time be reasonably required or necessary for the purpose of implementing and giving full effect to the provisions of this Agreement and to ensure that its terms are binding on or enforceable against each of the Parties in any relevant jurisdiction.
14.    COSTS AND COUNTERPARTS EXECUTION

14.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

14.2
This Agreement may be entered into by the Parties in any number of counterparts and by the Parties on separate counterparts. Each counterpart shall, when executed and delivered, be regarded as an original, and all the counterparts shall together constitute one and the same instrument. This Agreement shall not take effect until each Party has executed at least one counterpart. This Agreement may be validly exchanged and delivered by email.

15.    GOVERNING LAW AND DISPUTE RESOLUTION

15.1
Governing Law. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of California, without regard to any choice of law or conflicts of law provisions thereof.

15.2	Enforcement.

15.2.1
Illumina and Sequenom each agree (a) that all disputes, litigation, proceedings or other legal actions against either Party by the other Party arising out of or relating to this Agreement shall be instituted exclusively in the state or federal courts in California; (b) irrevocably to submit and consent to the exclusive jurisdiction of the foregoing courts for any action properly brought pursuant to clause (a) above; (c) to waive any objection they may have now or hereafter to the venue of any action brought pursuant to clause (a) above; (d) that service of process may be made in any manner specified in Section 10; and (e) to waive any objection as to the sufficiency of the method of service, if service is made in any manner specified in Section 10.

15.2.2
In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, each Party shall bear its own costs and expenses relating thereto, including attorneys’ fees, and shall not be entitled to recover any costs or expenses from the other Party.

15.2.3
Irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the Parties will be entitled to seek specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. A Party may seek an injunction or other equitable remedy on an interim basis from any court having jurisdiction thereover in order to maintain the status quo pending completion of the arbitration proceeding hereunder

15.2.4
No failure or delay on the part of either Party in the exercise or assertion of any right under this Agreement will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.2.5
Any agreement on the part of a Party to any extension, waiver, amendment, modification or supplement of this Agreement or its rights hereunder will be valid only if set forth in an instrument in writing signed on behalf of such Party.

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Each Party has duly executed and delivered this Settlement Agreement as of the Effective Date.
ILLUMINA INC.                    SEQUENOM, INC.

By:        By:
Name:         Name:
Title:        Title:

VERINATA HEALTH, INC.	SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC

By:        By:
Name:         Name:
Title:        Title:

sd-643856